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The following is a press release of OncoGenex Technologies Inc. dated June 2, 2008.

ONCOGENEX REPORTS THAT LOW SERUM CLUSTERIN LEVELS WERE PREDICTIVE OF SURVIVAL IN PRELIMINARY ANALYSES OF PHASE 2 STUDY OF LEAD DRUG CANDIDATE OGX-011

Encouraging survival duration continues with OGX-011 plus second-line chemotherapy for the treatment of prostate cancer;

Data presented at the 2008 Annual Meeting of the American Society of Clinical Oncology

VANCOUVER, British Columbia, Canada – June 2, 2008 – OncoGenex Technologies Inc. announced today that the Company’s lead cancer drug candidate, OGX-011, continues to show better than expected survival results in patients with hormone refractory prostate cancer (HRPC) when compared to published results.  OGX-011, also referred to as custirsen sodium, is a second-generation antisense oligonucleotide designed to facilitate tumor cell death induced by chemotherapy by decreasing production of clusterin, a cell survival protein linked to treatment resistance.  Preliminary analyses have shown that low-average levels of serum clusterin were predictive of the survival benefit.  Additionally, patients treated with second-line chemotherapy plus OGX-011 experienced a reduction in pain that was durable as well as a decline in PSA. These data were presented by Dr. Fred Saad, Professor of Surgery/Urology at the University of Montreal, on June 1 at the 2008 Annual Meeting of the American Society of Clinical Oncology. OncoGenex and Isis Pharmaceuticals, Inc. (NASDAQ: ISIS) are collaborating on development of OGX-011.

The Phase 2 study evaluated 42 patients: 22 patients were treated with mitoxantrone plus OGX-011 and 20 patients with docetaxel plus OGX-011.  While follow up on surviving patients is still ongoing, the following preliminary findings were reported:

•                  Survival continued to be better than expected based on previously published reports: With a median follow-up of 17.2 months following the start of second-line chemotherapy, approximately 38% of the 42 patients remain alive with a median survival of 12.1 months. Median survival has been estimated at 11.4 months in the mitoxantrone plus OGX-011 group and 14.7 months in the docetaxel plus OGX-011 group. These data compare favorably with published results reporting median survivals at approximately 10 months for HRPC patients receiving second-line chemotherapy.

•                  Post-treatment serum clusterin levels were lower compared to baseline levels and the average serum clusterin levels were predictive of survival in preliminary analyses: Comparison of baseline serum clusterin levels to the post-treatment average levels showed a significant reduction (p < 0.0001). In addition, average serum clusterin levels were predictive of survival, with low-average levels predicting median survival time of 14.7 months compared to high-average levels predicting median survival time of 5.5 months. These data suggest that a reduction in clusterin levels may improve survival.

•                  Durable reductions in pain or analgesic use were achieved in patients who entered the study with pain: Reductions in pain or analgesic use were seen in 46% of evaluable patients treated with mitoxantrone plus OGX-011 with a median duration of 5.8 months and in 61% of evaluable patients retreated with docetaxel plus OGX-011 with a median duration of 6.2 months. These data are better than expected when compared to the 22-35% of patients receiving first-line chemotherapy who reported a reduction in pain in the primary Phase 3 study resulting in the approval of docetaxel (TAX 327 study) that was published in the October 7th, 2004 issue of the New England Journal of Medicine.

•                  Both treatment groups achieved PSA declines of at least 50%: 27% of patients treated with mitoxantrone plus OGX-011 achieved at least a 50% PSA decline; 40% of patients treated with docetaxel plus OGX-011 also achieved at least a 50% PSA decline. Decreasing PSA levels are used by physicians as a measure of a patient’s response to therapy in prostate cancer.

•                  More chemotherapy than expected was safely administered to and tolerated by patients when OGX-011 was combined with second-line chemotherapy: Patients received a median of 6 cycles of mitoxantrone plus OGX-011 or 8 cycles of docetaxel plus OGX-011 as second-line chemotherapy. These data compare favorably with published results where the median number of cycles that could be administered for second-line chemotherapy alone was 3 to 4 cycles. Thus OGX-011 treatment was well tolerated and allowed administration of more chemotherapy for longer treatment duration of metastatic HRPC.

This Phase 2 study was designed as an open-label, randomized, multicenter study evaluating weekly administration of OGX-011 in combination with second-line chemotherapy in patients with metastatic hormone refractory prostate cancer who were previously treated with a minimum of 2 cycles of docetaxel-based first-line chemotherapy.  Patients in this study represented a poor prognostic population due to rapid disease progression during or within 6 months of completion of first-line docetaxel therapy, with a median of 0.7 months in the OGX-011 plus mitoxantrone treated group and 1.8 months in the OGX-011 plus docetaxel retreatment group.  Because OGX-011 has been shown to enhance chemotherapy and reverse chemotherapy resistance in preclinical in vitro and in vivo models, the primary objective of this study was to assess the safety and tolerability of OGX-011 in combination with either mitoxantrone or docetaxel retreatment as second-line chemotherapy. The secondary objectives were to determine the efficacy of OGX-011 in combination with second-line chemotherapy in terms of PSA response, pain progression and survival as well as exploring the relationship between serum clusterin levels with those parameters. Registration studies are planned utilizing chemotherapy plus OGX-011 as second-line therapy in patients whose disease is progressing after a first-line docetaxel regimen.

 “These data showed that low serum clusterin levels were predictive of survival,” said Dr. Fred Saad, who is also the primary investigator in the study.  “The data also suggests that the combination of OGX-011 with docetaxel or mitoxantrone may improve survival outcomes and may lead to durable pain palliation in second-line prostate cancer. Survival and durable pain palliation are key endpoints for planned clinical trials that will lead to the approval of new therapeutic alternatives.”

About OGX-011

OGX-011 is designed to block production of clusterin, a cell survival protein that is over-produced in several cancer indications and in response to many cancer treatments, including hormone ablation therapy, chemotherapy and radiation therapy. Increased clusterin production is observed in many human cancers, including prostate, non-small cell lung, breast, ovarian, bladder, renal, pancreatic, anaplastic large cell lymphoma and colon cancers and melanoma. Increased clusterin production is linked to faster rates of cancer progression, treatment resistance and shorter survival duration. Clusterin levels may be further increased in response to standard cancer therapies, including hormone ablation therapy, chemotherapy and radiation therapy. Clusterin expression is linked to disease progression, treatment resistance, poor prognosis and survival in scientific publications. For example, increased expression of clusterin in prostate cancer is closely correlated with increasing Gleason score, which is a strong prognostic factor for poor survival of patients with prostate cancer.

About OncoGenex

OncoGenex is a private biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. The company’s three product candidates are designed to inhibit the production of specific proteins associated with treatment resistance and which are over-produced in response to a variety of cancer treatments. OGX-011 is completing evaluation in five Phase 2 clinical studies in prostate, lung, and breast cancers. OGX-427 has begun evaluation in Phase 1 clinical studies, while the third product candidate, OGX-225, has completed preclinical pharmacology studies. More information is available at www.oncogenex.ca.

Definitive Agreement to Merge

On May 28, 2008, Sonus Pharmaceuticals, Inc. (NASDAQ: SNUS) and OncoGenex Technologies Inc., jointly announced the signing of a definitive agreement to merge the two companies. The combined company will operate as OncoGenex Pharmaceuticals, Inc.  The proposed transaction received unanimous approval from the Boards of Directors of Sonus and OncoGenex, and is expected to be completed in the third quarter of 2008, subject to regulatory approval, the approval of Sonus’ and OncoGenex’ shareholders and in the case of OncoGenex, court approval under the arrangement provisions of the Canada Business Corporations Act.

Safe Harbor

This press release contains forward-looking statements, including statements concerning clinical trial results and the proposed merger between Sonus and OncoGenex. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  For example, statements of the results of clinical studies, the timing of clinical trials and development efforts and the timing of closing the proposed merger are all forward-looking statements.  The potential risks and uncertainties include, among others, that clinical results will not be maintained in final data analysis, that current or future clinical trials will not be successful or confirm the results of earlier studies, risks related to the timing and costs of clinical trials and regulatory approvals, risks associated with obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies, risks relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products and the possibility that the merger with Sonus does not close or that the closing may be delayed.   No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of OncoGenex. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

Proxy Solicitation

In connection with the proposed merger, Sonus intends to file with the SEC a Proxy Statement and related materials and to mail to its stockholders the final Proxy Statement containing information about Sonus, OncoGenex and the proposed merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS, CAREFULLY AND IN THEIR ENTIRETY, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SONUS, ONCOGENEX AND THE PROPOSED MERGER.

Sonus and OncoGenex, and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of Sonus, including their respective security holdings, is set forth in Sonus’ Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on April 29, 2008.  As of May 27, 2008, OncoGenex’ directors and executive officers beneficially owned approximately 1,755,000 shares, or 14.5%, of OncoGenex’ capital stock. Investors may obtain additional information regarding the interests of OncoGenex, Sonus and their respective executive officers and directors in the merger by reading the Proxy Statement for such proposed transaction when it becomes available.

The Proxy Statement and other relevant materials, when they become available, and any other documents filed by Sonus with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents, when they are available, filed with the SEC by Sonus by directing a request to: Sonus Pharmaceuticals, Inc., 1522 217th Place SE, Suite 100, Bothell, WA 98021, Phone (425) 686-1500, Fax (425) 686-1600, Attention: Investor Relations.

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OncoGenex Media and Investor Contact:

Jason I. Spark

Porter Novelli Life Sciences

619-849-6005

jspark@pnlifesciences.com